Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 65 to Registration Statement No. 33-82366 on Form N-1A of our reports dated November 24, 2014 and November 25, 2014, relating to (i) the financial statements and financial highlights of MassMutual Premier Funds, comprised of MassMutual Premier Money Market Fund, MassMutual Premier Short-Duration Bond Fund, MassMutual Premier Inflation-Protected and Income Fund, MassMutual Premier Core Bond Fund, MassMutual Premier Diversified Bond Fund, MassMutual Premier High Yield Fund, MassMutual Premier Balanced Fund, MassMutual Premier Value Fund, MassMutual Premier Disciplined Value Fund, MassMutual Premier Main Street Fund, MassMutual Premier Disciplined Growth Fund, MassMutual Premier Small Cap Opportunities Fund, MassMutual Premier Global Fund, MassMutual Premier International Equity Fund, and MassMutual Premier Strategic Emerging Markets Fund and (ii) the consolidated financial statements and consolidated financial highlights of MassMutual Barings Dynamic Allocation Fund, respectively (collectively the “MassMutual Premier Funds”) appearing in the Annual Reports on Forms N-CSR of MassMutual Premier Funds for the year ended September 30, 2014.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings – Other Disclosures,” “Independent Registered Public Accounting Firm,” and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 29, 2015